Exhibit 99.1

Media Contact:
Eddie Northen
Rollins Inc.
404.888.2242

Rollins, Inc. Announces Appointment of Julie K. Bimmerman to Vice President of Finance and Investor Relations

ATLANTA, March 19, 2018 - Rollins Inc., a global pest and wildlife services company (NYSE: ROL), announced today that Julie Bimmerman, Managing Director of Finance, has been promoted to Vice President of Finance and Investor Relations effective March 1, 2018.

Julie joined Rollins in 2015 as Managing Director of Rollins Specialty Brands Accounting and was promoted in 2016 to manage the Rollins Finance department. Previously, she was at HomeTeam Pest Defense, one of the Rollins Family of Brands, where she served as Vice President of Finance and Corporate Controller. Among her more notable accomplishments, is the successful launch of the Data Analytics group and spearheading the technological automation advancements in Finance. In Julie’s new role, she has added Investor Relations and the Rollins Payroll group to her areas of responsibility.

Eddie Northen, Rollins Chief Financial Officer stated, “Julie has done a tremendous job in leading the Rollins Finance team. She has made significant improvements in very diverse disciplines of the Company. Julie is uniquely qualified for this position through her work with most of the Rollins businesses, including HomeTeam Pest Defense, Rollins Specialty Brands, and Orkin. We are fortunate to have Julie’s expertise and congratulate her on this important advancement.”
Originally from Dallas, Texas, Julie received her Bachelor’s in Business Administration with a major in Accounting from the University of Texas in Arlington, Texas.

About Rollins
Rollins, Inc. is a premier global pest and wildlife services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., PermaTreat, Rollins UK, Northwest Exterminating, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.callnorthwest.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.